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                                                   Exhibit 11.1


                            EARNINGS PER SHARE
                            PRIMARY COMPUTATION
             (In millions except share and per share amounts)

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                                               Three months ended
                                                  September 30,
                                                1994         1993
   ----------------------------------------------------------------
Basis for computation of earnings per
  common and common equivalent shares:
  Earnings from continuing operations         $ 34.7       $ 35.3
  Deduct dividends on 4% preferred stock         (.1)         (.1)
                                              -------      -------
  Earnings from continuing operations
    available to common shareholders            34.6         35.2
  Loss from discontinued operations              (.8)         (.8)
                                              -------      -------

  Available for common shareholders            $ 33.8       $ 34.4
                                              =======      =======



Number of shares:
  Weighted average shares outstanding 76,898,893 76,617,398 Shares issuable upon exercise of stock options, net of shares assumed
    to be repurchased                         658,085      750,239
                                           ----------   ----------

                                           77,556,978   77,367,637
                                           ==========   ==========


Earnings per common share:
  Continuing operations                        $  .45        $ .45
  Discontinued operations                        (.01)        (.01)
                                              -------      -------

  Net earnings                                 $  .44        $ .44
                                              =======      =======

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